Exhibit 10.5

Agreement

Agreement made and entered this   4th  day of   September 2013   between Idaho Champion Resources, LLC., hereinafter ICR, 201 N. 3rd St. Coeur d’Alene, ID 83814, and Darrel E. and Shirley Cox, husband and wife, hereinafter Cox, 56 Sleepy Hollow, Grangeville, ID 83530

1.

This agreement shall constitute up to a two percent (2%), but no less than one percent (1%), Net Smelter Royalty (NSR) on annual production from the McKinley Mine property.  The NSR shall be graduated based on the price per ounce of gold based on the average price received, based on annual production.  Upon reaching production, this NSR shall be reduced to a Royalty Contract based on the American Law of Mining Contract language and made a part hereof by reference.

The NSR shall be adjusted to a 1.5% NSR at $1,500/oz gold and to a 2% NSR at $2,000/oz gold, based on average price received through annual production.   If applicable, the NSR payment is to be adjusted at January 1st, based on the prior years’ numbers.  Upon determination of a minable resource ICR shall pay to Cox an advanced royalty of an amount to be determined at the time a minable resource is determined.

2.

Upon signing this agreement, Cox agrees to waive his first right of refusal contained within the Mining Lease between Darrel E. and Shirley Cox and Garold and Ellen Haskin dated the 1st day of February, 1995.

3.

Upon signing this agreement, Cox also waives any right that he had under the aforementioned lease and terminates any rights pursuant to said lease including any interest in the Sheep Gulch mining road right-of-way currently being litigated in Idaho County Court.  Litigation is ongoing at time of this agreement.  ICR agrees to assist Cox to complete said litigation and shall be responsible for all costs and monetary outlays to accomplish a conclusion to the suit.  Any favorable judgment shall transfer the benefit to ICR as purchaser of the McKinley Mine property.  Cox shall sign any necessary agreements to accomplish this transfer.

4.

Cox agrees to clean up and rectify all environmental, regulatory and encroachment (surface and mineral) problems described in the attached independent engineer report by January 1st, 2014.  In the event that Cox fails or chooses not to rectify and cure the aforementioned conditions within the allotted time period then ICR, at their discretion, will rectify conditions not completed to their satisfaction.  ICR will document the costs and that amount will be reflected in reduced future NSR payments owed to Cox – per American Law of Mining Contract language.

5.

Cox will also perform reclamation and rehabilitation of any disturbed Rupp land per acceptance of Rupp and ICR as surface and mineral owners including the removal of the explosives magazines and their contents now present.  If Cox fails to complete such work prior to January 1st, 2014, ICR shall perform the work on Rupp land and will then decrease the amount owed to Cox from the NSR.

6.

ICR will not assume any of Cox’s unsatisfied responsibilities contained within the aforementioned lease or any of its amendments.  Those conditions remain the sole responsibility of Cox.

7.

The Net Smelter Royalty payments shall only apply to the McKinley Mine property as described “Survey 2427 Simpson Mining District, Sections 1 and 12, T.S. 25N, R1E, Boise Meridian, Idaho County, Idaho, covering 62.115 acres in size.”  There shall be no payment made to Cox relating to mining on adjacent lands even if that mining is contiguous with the McKinley Mine property.

8.

Upon the signing of this agreement, Cox will conduct only work approved by ICR.  No other work, mining, or other related activities can be conducted by Cox on the McKinley Mine or adjacent properties.  Cox’s activities will be constrained to only clean-up and reclamation.

9.

The total cumulative NSR payments plus penalty reductions and ICR’s initial due diligence costs of approximately $60,000 shall not exceed $500,000.  Upon that amount being reached by payment or penalty reduction this agreement will terminate and Cox will no longer be party to the McKinley Mine property.

Signed this   4th   day of   September   , 2013.

Current Lessee

Purchaser

   /s/ Darrel E. Cox

  /s/ Art Glover

Darrel E. Cox

ICR

Representative

  /s/ Shirley Cox

Shirley Cox